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                                                                    Exhibit 99.1

                             SANTA FE GAMING CORPORATION
                                 4949 NO. RANCHO DR.
                                 LAS VEGAS, NV 89130


FOR IMMEDIATE RELEASE:
April 16, 1998



                       SANTA FE GAMING CORPORATION ANNOUNCES
                                   SALE OF NOTES

LAS VEGAS, NEV. - Santa Fe Gaming Corporation ("SFGC") (AMEX:SGM), a diversified gaming company headquartered in Las Vegas, announced today that is has consummated the sale of promissory notes from its wholly-owned subsidiary, Santa Fe Hotel Inc., ("Santa Fe") in the aggregate principal amount of approximately $10 million for cash proceeds of approximately $9 million. SFGC expects to use the cash proceeds for working capital purposes, including, without limitation, repayment of indebtedness.

The sale of notes was completed in connection with the modification of the terms of the promissory notes by Santa Fe and the issuance by Santa Fe of $14 million principal amount of senior secured indebtedness pursuant to the previously announced successful consent solicitation relating to 11% First Mortgage Notes due 2000.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.



CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340